UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Tessera Technologies, Inc.

(Name of Registrant as Specified in Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Attached is a written communication sent by the President and Chief Executive Officer of Tessera Technologies, Inc. (“Tessera” or the “Company”) to the Company’s and its wholly owned subsidiaries’ employees on April 15, 2009 regarding a proposal submitted to the Company’s stockholders to approve a one-time stock option exchange program for employees other than the Company’s executive officers and directors (the “Option Exchange Program”).

The Option Exchange Program has not yet commenced. Tessera will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the Option Exchange Program. Persons who are eligible to participate in the Option Exchange Program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the Option Exchange Program.

In connection with the proposal to be voted on by Tessera’s stockholders with respect to the Option Exchange Program, Tessera has filed the Definitive Proxy Statement with the SEC and intends to file other relevant materials with the SEC. Tessera stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the Option Exchange Program, because they will contain important information about the proposal to be voted on by stockholders with respect to the Option Exchange Program.

Tessera stockholders and option holders will be able to obtain the written materials described above and other documents filed by Tessera with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Tessera with the SEC by directing a written request to: Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, Attention: Investor Relations.

Letter from Henry R. Nothhaft, President and Chief Executive Officer

Dear Fellow Tessera Employee,

As you may have seen, we filed our definitive proxy statement. After further consideration and review, we have made one change to the terms of the option exchange that you should know.

Specifically, eligible participants will now be permitted to elect which of their eligible options they wish to exchange for replacement options on a grant by grant basis.

All other terms of the option exchange, as expressed in my April 3, 2009 letter to you, remain the same.

Again, should you have any questions, please contact Mike Anthofer, John Price or Richard Morales.

Sincerely,

Henry R. Nothhaft

President and CEO

Key Legal Disclosure

The stock option exchange described in this letter has not yet commenced. Tessera will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the stock option exchange. Persons who are eligible to participate in the stock option exchange should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the stock option exchange.

In connection with the proposal to be voted on by Tessera’s stockholders with respect to the stock option exchange discussed in this letter, Tessera has filed a definitive proxy statement with the SEC and intends to file other relevant materials with the SEC. Tessera stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the stock option exchange proposal because they will contain important information about the proposal to be voted on by stockholders referenced in this letter with respect to the stock option exchange.

Tessera stockholders and option holders will be able to obtain the written materials described above and other documents filed by Tessera with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by Tessera with the SEC by directing a written request to: Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, Attention: Investor Relations.